EXHIBIT 10.18

MUTUAL RELEASE AND WAIVER

KNOW ALL MEN THAT the consideration for this Mutual Release and Waiver consists of the following events:

1.) payment of One Million Three Hundred Forty-Five Thousand Nine Hundred and Five Dollars ($1,345,905) by Burk Technology, Inc. ("Burk") of 7 Beaver Brook Road, Littleton, MA 01460 to ClearOne Communications, Inc. ("Clear") of 1825 Research Way, Salt Lake City, UT 84119; and
2.) forgiveness by Burk of certain claims alleged by Burk against Clear with respect to the so-called “Remote Facilities Management Product Line purchased by Burk from Clear’s assignor Gentner Communication Corporation (“Gentner”) pursuant to that certain Asset Purchase Agreement dated April 12, 2001 between Burk and Gentner (the “Agreement”); and
3.) delivery by Clear to Burk of that certain Non-Negotiable Installment Note dated April 12, 2001 payable to Gentner in the principal amount of $1,750,000, stamped by Clear as “Paid-in-full”; and
4.) delivery by Clear to Burk of UCC -3 Financing Statements Amendment assigning Gentner’s security interest to Clear and then terminating Clear’s security interest in the collateral identified in UCC -1 Statement # 200101909530 filed on April 30, 2001 with the Secretary of State of the Commonwealth of Massachusetts; and
5.) delivery of other good and valuable consideration by each Party to the other Party, the receipt and sufficiency of which is hereby acknowledged by each Party.

In recognition of the exchange of such mutual consideration, Burk and Clear do hereby forever release and discharge each other, and the officers, employees, directors, legal representatives, affiliates, successors and assigns of each, of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, covenants, contracts, judgments, damages, accounts, reckoning, execution, claims and liabilities whatsoever of every kind and nature, whether known or unknown, whether or not well founded in fact or in law, and whether in law or equity or otherwise, whether direct or consequential, compensatory, exemplary, liquidated or unliquidated, which either Party ever had, now have, or can, shall or may have for or by reason of the Agreement, and the Exhibits attached thereto, from the beginning of the world to date of this Mutual Release and Waiver.

This Mutual Release and Waiver is executed in two counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same Mutual Release and Waiver, and shall be binding on each signatory who executes and delivers the same to the other Party.

For the consideration aforesaid, the Parties covenant on behalf of themselves, and their successors and assigns, to execute and deliver such other and further documents of release, indemnification, assignment, and consent, and take such other action as each Party may reasonably request for the more effective exchange of releases.

IN WITNESS WHEREOF, we have hereunto set our hands and seals this 22nd day of August, 2005.

Burk Technology, Inc.	ClearOne Communications, Inc.

/s/ Peter C. Burk	/s/ Donald E. Frederick
By: Peter C. Burk, President	By: Donald E. Frederick, CFO
Duly Authorized	Duly Authorized